For Immediate Release
Liberated Syndication Inc. (LSYN)
June 7, 2021

Libsyn Announces Closing of AdvertiseCast Acquisition and $25 Million Equity Financing

Pittsburgh, PA – June 7, 2021 - Liberated Syndication Inc. (OTCQB:LSYN) ("Libsyn" or the "Company"), the industry's leading podcast hosting platform, today announced it has closed the previously announced acquisition of AdvertiseCast, LLC ("AdvertiseCast").

The consideration at closing consisted of $30 million, of which $18 million was paid in cash; $10 million in the form of newly issued Libsyn shares; and $2 million in the form of an earn-out, which is subject to the terms and conditions of the purchase agreement. AdvertiseCast Co-Founders Trevr Smithlin and Dave Hanley will remain with AdvertiseCast and serve as Chief Innovation Officer and Chief Revenue Officer, respectively.

Libsyn President Laurie Sims stated, "We believe AdvertiseCast, a market leader in podcast advertising, is a perfect fit with Libsyn's strategy to provide independent podcasters robust tools. In addition to host-read and programmatic advertising, we have identified even more synergies between our respective customer bases that will create additional upside for strong monetization solutions."

Ms. Sims continued, "Libsyn and AdvertiseCast had the opportunity to present at the IAB Upfronts held in May 2021, highlighting shows hosted on Libsyn along with clients of AdvertiseCast. The IAB reported almost 7,000 registrants for the three-day event, Podcast Upfront's biggest virtual audience to date. It is clear from the reception we received that advertisers are enthusiastic about our combined customer bases. These synergies will create additional upside to attract advertisers to our platform. This feedback is consistent with industry growth estimates we are seeing. For example, IAB projects podcasting will see $1 billion in ad revenue in 2021 and $2 billion in 2023."[1]

AdvertiseCast Co-Founders Trevr Smithlin and Dave Hanley commented, "AdvertiseCast has started 2021 off with a strong first quarter and our partnership with Libsyn will help accelerate our growth throughout the marketplace. In working with Laurie and her team since we announced the transaction, we have found a group of dedicated people who are extremely motivated to solidify Libsyn's position as a market leader in the podcasting space including the rapidly-growing advertising market."

In conjunction with the closing of the AdvertiseCast acquisition, Libsyn also closed on a private placement led by Camac Partners, LLC, which was a pre-existing shareholder, new shareholder Hudson Executive Capital, LP, and several other new and existing investors. The gross proceeds from the private placement were $25 million.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Libsyn was represented by West Arrow LLC who served as exclusive financial advisor and Faegre Drinker Biddle & Reath LLP as legal counsel. AdvertiseCast was represented by Telos Advisors LLC who served as exclusive financial advisor and Burns & Levinson LLP as legal counsel.

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[1] https://podcastbusinessjournal.com/iab-projects-2-billion-in-ad-revenue-by-2023/

About Liberated Syndication

Liberated Syndication Inc. (Libsyn") is a world leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2020, Libsyn delivered over 6 billion downloads and hosted over 5.8 million media files from more than 75,000 podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone apps (iOS and Android), and monetize via premium subscription services and advertising. Libsyn also owns Pair Networks, founded in 1996, one of the oldest and most experienced Internet hosting companies, providing a full range of fast, powerful and reliable Web hosting services.

Visit Libsyn on the web at www.libsyn.com and visit Pair Networks at www.pair.com. Investors can visit the Company at the Investor Relations" section of Libsyn s website at https://investor.libsyn.com.

About AdvertiseCast

AdvertiseCast, LLC ("AdvertiseCast") was founded in 2016 and combines an industry-leading ad buying and management platform with full-service campaign management capabilities to reduce the typical friction involved with podcast advertising. AdvertiseCast's proprietary software platform enables simple podcast advertising campaign creation and management. Leading advertising agencies, brands and content creators use AdvertiseCast to manage successful campaigns to produce real results for advertisers, while providing maximum return for publishers.

Visit AdvertiseCast on the web at https://www.advertisecast.com/.

Forward-Looking Statement

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "would," "will," and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements contained herein may relate to future events, including our financial performance and the integration of AdvertiseCast with Libsyn.

These statements are subject to risk, uncertainties and assumptions as to future events and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, those related to the outbreak of the coronavirus ("COVID-19") and the global spread of COVID-19 during 2020 and 2021, our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, our recent management and Board of Directors changes, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on 10-Q and other Securities and Exchange Commission filings.

Contact:

At Libsyn:
Laurie Sims, President and Chief Operating Officer
Liberated Syndication
investor@libsyn.com

Adam Prior, SVP
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com